Exhibit 10.25

FIRST AMENDMENT TO BUSINESS PARK LEASE

THIS FIRST AMENDMENT TO BUSINESS PARK LEASE (“Amendment”) is entered into as of September     , 2019, by and between FACEBOOK, INC., a Delaware corporation (as successor-in-interest to David D. Bohannon Organization, a California corporation), herein called “Landlord”, and ADICET BIO, INC., a Delaware corporation, herein called “Tenant”.

RECITALS

A.    Landlord’s predecessor-in-interest and Tenant entered into a written Lease, dated September 30, 2015, hereinafter referred to as the “Lease”, for the lease of certain premises currently identified as 200 Constitution Drive, and sometimes herein referred to as the “Existing Premises”, located in the City of Menlo Park, State of California.

B.    Tenant wishes to expand the Existing Premises to include the building known as 175-177 Jefferson Drive (the “Expansion Premises”) in Menlo Park, California, consisting of approximately 7,973 rentable square feet and make certain other amendments to the Lease.

C.    By this Amendment, Landlord and Tenant desire to amend the Lease in those particulars as hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the Premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Definitions. Unless otherwise defined in this Amendment, all initially-capitalized terms used herein shall have the meanings described in the Lease.

2.    Expansion Premises. Effective upon the Expansion Premises Commencement Date (as defined below), the “Premises” (as that term is used in the Lease) shall be amended to include the Expansion Premises. The Expansion Premises is more fully depicted on Exhibit A. Effective upon the Expansion Premises Commencement Date, the Existing Premises and the Expansion Premises shall be referred to collectively as the “Premises”. Tenant hereby accepts the Expansion Premises in its “as is” condition with all faults, and with no representations or warranties by Landlord nor any employee or agent of Landlord with respect to any portion of the Expansion Premises (including the exterior areas of the Building) including, without limitation, any representation or warranty with respect to the suitability or fitness of the Expansion Premises for the conduct of Tenant’s business. Without limiting the foregoing, Landlord is not required to perform or pay for any improvements in the Expansion Premises or otherwise, and is not offering any form of tenant improvement allowance, free rent, or similar concession. Tenant expressly acknowledges that the Expansion Premises does not include any parking or exterior signage rights. As such, Tenant shall not be required to pay any costs with respect to the parking lot or signage under the Lease (including, without limitation, costs for maintenance or taxes for the parking lot or signage, as applicable, under Sections 17 or 18 of the Lease).

3.    Expansion Premises Term. The term of the Lease with respect to the Expansion Premises shall commence on October 1, 2019 (the “Expansion Premises Commencement Date”), and shall expire on March 31, 2021 (the “Expansion Premises Term”). Tenant shall have the option to extend the Expansion Premises Term for a period one (1) year (the “Expansion Premises Extension Option”), commencing on April 1, 2021 through March 31, 2022 (the “Expansion Premises Extension Term”). Tenant may exercise its right to extend the Expansion Premises Term by providing written notice to Landlord not earlier than twelve (12) months and no later than six (6) months prior to the end of the current Expansion Premises Term. Notwithstanding the foregoing, with respect to the Expansion Premises only, Landlord shall have the right to terminate the Lease at any time during the Expansion Premises Extension Term, effective on the date specified in Landlord’s written notice to Tenant, which date shall be at least six (6) months after the date of such notice and shall be no earlier than October 1, 2021. In the event of such termination, the parties shall have no further obligations to each other, except for those which expressly survive termination. Tenant shall have the right to occupy the Expansion Premises commencing one (1) business day after the full execution of this Amendment for the sole purpose of painting, carpeting, constructing improvements, and installing its equipment, data, telecommunications systems and trade fixtures. Such occupancy prior to the Expansion Premises Commencement Date shall be subject to all of the terms of the Lease (including, without limitation, Tenant’s obligation to provide insurance certificates to Landlord) except the obligation to pay rent.

4.    Base Rent. Commencing on the Expansion Premises Commencement Date, the Base Rent payable under the Lease shall be as follows:

Total Base Rent Due

Month	Existing Premises	Expansion Premises	Total
Expansion Premises Commencement Date	$47,402.50	$22,324.40	$69,726.90
11/1/2019	$47,402.50	$22,324.40	$69,726.90
12/1/2019	$47,402.50	$22,324.40	$69,726.90
1/1/2020	$47,402.50	$22,324.40	$69,726.90
2/1/2020	$48,824.57	$22,324.40	$71,148.97
3/1/2020	$48,824.57	$22,324.40	$71,148.97
4/1/2020	$48,824.57	$22,324.40	$71,148.97
5/1/2020	$48,824.57	$22,324.40	$71,148.97
6/1/2020	$48,824.57	$22,324.40	$71,148.97
7/1/2020	$48,824.57	$22,324.40	$71,148.97
8/1/2020	$48,824.57	$22,324.40	$71,148.97
9/1/2020	$48,824.57	$22,324.40	$71,148.97
10/1/2020	$48,824.57	$22,994.13	$71,818.70
11/1/2020	$48,824.57	$22,994.13	$71,818.70
12/1/2020	$48,824.57	$22,994.13	$71,818.70
1/1/2021	$48,824.57	$22,994.13	$71,818.70
2/1/2021	$50,289.31	$22,994.13	$73,283.44
3/1/2021	$50,289.31	$22,994.13	$73,283.44
*4/1/2021	$50,289.31	$22,994.13	$73,283.44

*5/1/2021	$50,289.31	$22,994.13	$73,283.44
*6/1/2021	$50,289.31	$22,994.13	$73,283.44
*7/1/2021	$50,289.31	$22,994.13	$73,283.44
*8/1/2021	$50,289.31	$22,994.13	$73,283.44
*9/1/2021	$50,289.31	$22,994.13	$73,283.44
*10/1/2021	$50,289.31	$23,683.96	$73,973.27
*11/1/2021	$50,289.31	$23,683.96	$73,973.27
*12/1/2021	$50,289.31	$23,683.96	$73,973.27
*1/1/2022	$50,289.31	$23,683.96	$73,973.27
*2/1/2022	$51,797.99	$23,683.96	$75,481.95
*3/1/2022	$51,797.99	$23,683.96	$75,481.95

*	if the Expansion Premises Extension Option is exercised and the Lease with respect to the Expansion Premises is not terminated by Landlord pursuant to Section 3 of this Amendment.

Tenant shall pay the base rent, as set forth above, in accordance with the terms and conditions of the Lease (as amended hereby).

Monetary payments (including base rent) shall be payable by wire transfer to Landlord at the following account:

Account Name: Facebook, Inc., Cushman & Wakefield U.S., Inc. AAF

Account #: *

For Wire Transfers:

Bank Routing and Transit Number: *

SWIFT Code: *

City and State: New York, New York

5.    Security Deposit. The parties acknowledge that Landlord is the successor beneficiary of a letter of credit under the Lease in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Original L/C”). As partial consideration for Landlord’s agreement to lease the Expansion Premises to Tenant, Tenant agrees to deliver to Landlord the additional sum of One Hundred Eleven Thousand Six Hundred Twenty Dollars ($111,620.00) (the “Additional Security Deposit”). The Additional Security Deposit shall be paid in cash, wire transfer or other “same day” funds upon mutual execution hereof. Tenant’s failure to deliver the Additional Security Deposit shall constitute a default under the Lease. The Security Deposit (which consists of the Original L/C and the Additional Security Deposit) shall be held by Landlord pursuant to the terms and conditions of Section 19.9 of the Lease, except that with respect to the return of the Additional Security Deposit to Tenant, references in Section 19.9 of the Lease to the expiration of the demised term shall be deemed a reference to the expiration of the Expansion Premises Term.

6.    Capital Repairs and Improvements. When calculating costs to be reimbursed by Tenant in Sections 11.5(a) and (b) of the Lease with respect to the Expansion Premises, references therein to “initial demised term of this Lease” shall mean the Expansion Premises Term (as extended, if extended).

7.    Notice Address. The addresses for notices to Landlord set forth in the Lease are hereby deleted and the following are hereby added in lieu thereof:

Address for notices to Landlord:	Facebook
1 Hacker Way
Menlo Park, CA 94025
Attention: Facilities

With a copy to:

Facebook
1 Hacker Way
Menlo Park, CA 94025
Attention: Real Estate Counsel

8.    California Civil Code Section 1938. Tenant hereby acknowledges and agrees that, prior to the mutual execution and delivery of this Amendment, Landlord has disclosed to Tenant the following disclosures required by Section 1938 of the California Civil Code: (i) as of the Expansion Premises Commencement Date, Landlord has not had the property being leased hereunder inspected by a Certified Access Specialist (“CASp”) (as that term is defined in California Civil Code Section 55.52); and (ii) “a CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant (for itself and all others claiming through Tenant) hereby irrevocably waives and releases all rights and claims it may have under or in connection with Section 1938 of the California Civil Code, as such code section may be amended from time to time, and any successor statutes and similar applicable laws, now or hereafter in effect.

9.    Tenant Certifications. Tenant represents and warrants to Landlord that (a) the Lease is in full force and effect; (b) to Tenant’s knowledge, there exists no breach or default under the Lease on the part of Landlord, nor any state of facts which, with notice, the passage of time, or both, would constitute a breach or default under the Lease on the part of Landlord; (c) Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part); (d) Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the property of which the Premises are a part; (e) there has not been filed by Tenant or against Tenant, a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant; (f) all insurance as may be required under the terms of the Lease to be maintained by Tenant is being maintained by Tenant; and (g) to Tenant’s knowledge, there is no defense, offset, claim or counterclaim by or in favor of Tenant against Landlord under the Lease or against the obligations of the Tenant under the Lease.

10.    Effect of Amendment; Conflicts. Except as expressly provided herein, the Lease shall continue unmodified and in full force and effect and is hereby ratified and reaffirmed by the parties hereto. Tenant represents and warrants that to Tenant’s knowledge, Landlord is not in default in any respect in the performance of the terms and provisions of the Lease nor is there now any fact or condition which, with notice or lapse of time or both, would constitute such a default. Should any provision of this Amendment conflict with any provisions of the Lease, the provisions containing such inconsistencies shall first be reconciled with one another to the maximum extent possible, and then to the extent of any remaining inconsistency, the provisions of this Amendment shall control.

11.    Successors and Assigns. The provisions of this Amendment shall bind and inure to the benefit of the heirs, representatives, successors and assigns of the parties, subject to the applicable provisions of the Lease.

12.    No Broker. Each party represents and warrants to the other that no broker or finder has been involved in this transaction, and that there are no claims for brokerage commissions or finders fees in connection with this transaction. If any claims for brokerage commissions or fees are ever made in connection with this transaction, the party whose representation and warrant was inaccurate shall indemnify, defend and hold harmless the other from all claims, suits, judgments, damages, liabilities and expenses arising from any such claim by any broker or finder including, without limitation, the cost of counsel fees.

13.    Entire Agreement. This Amendment sets forth the entire understanding of the parties in connection with the subject matter of this Amendment. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than the Lease and this Amendment. Neither party has relied upon any understanding, representation or warranty not set forth in this Amendment, either oral or written, as an inducement to enter into this Amendment. All Exhibits attached to this Amendment are incorporated herein by this reference as though set forth in full.

14.    Counterparts. This Amendment may be executed in two or more faxed, DocuSign or .pdf counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

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Signature page to follow.]

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS PARK LEASE

BY AND BETWEEN

FACEBOOK, INC.

&

ADICET BIO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

FACEBOOK, INC.,
a Delaware corporation

By:	/s/ Christopher Hom
Name:	Christopher Hom
Title:	Director: Real Estate & Facilities

TENANT:

ADICET BIO, INC.,
a Delaware corporation

By:	/s/ Brian Hogan
Name:	Brian Hogan
Title:	CFO

By:	/s/ Anil Singhal
Name:	Anil Singhal
Title:	President and CEO